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ILLUMINA SOFTWARE SUBSCRIPTION AGREEMENT

This Illumina Software Subscription Agreement (together with any Service Addenda (as defined below), the "**Agreement**") defines the rights and obligations of Illumina, Inc. (together with any of its affiliates that are identified on the quotation for Services (as defined below), "**Illumina**") and the Customer (as defined below) regarding the Illumina software-as-a-service or on-premises software that is purchased on a subscription basis by Customer pursuant to any Illumina-issued quotation referencing this Agreement (each, a "**Service**"). This Agreement is a master agreement and will be accompanied by one or more applicable Service-specific addenda to this Agreement (each, a "**Service Addendum**"). This Agreement, each applicable Service Addendum, any quotation related to any Service, and any Privacy Documents (as defined below) constitute the entire agreement of the parties relating to the Services.

Please read the following legally binding terms carefully before using or accessing any Service. By selecting the "accept" option, placing an order with Illumina pursuant to an Illumina-issued quotation referencing this Agreement, or otherwise accessing or using any Service, Customer acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms and conditions. Customer acknowledges that Customer has read and understood the terms and conditions of the Illumina Privacy Policy, which describes how Illumina uses personal data for the execution and performance of the Agreement.

The term "**Customer**" refers collectively to you, the user accepting this Agreement and the entity that you represent. This Agreement is effective as of the date you click to accept the Agreement or otherwise place an order with Illumina under a quotation referencing this Agreement (the "**Effective Date**"). If Customer is accepting this Agreement on behalf of an entity, Customer represents and warrants that: (a) Customer has full legal authority to bind such entity to this Agreement; (b) Customer has read and understands this Agreement; and (c) Customer agrees, on behalf of such entity, to the terms and conditions of this Agreement. If you do not have the legal authority to bind such entity, please do not click the accept option or place an order with Illumina for the Services.

The Services subject to this Agreement are listed below in the Service Addenda Index. Each Service ordered by Customer will be set forth in the quotation from Illumina and/or related order form. For each Service ordered, Customer agrees to the terms and conditions of the corresponding Service Addendum applicable to such Service, in addition to the terms of this Agreement.

Unless separate terms and conditions for the Services are expressly agreed to in writing between Illumina and Customer that supersedes this Agreement, this Agreement will exclusively govern Customer's use of and access to the Services, including all applicable Service Addenda.

1. **ACCESS TO SERVICE; SOFTWARE LICENSE**.

a. Service Use. Subject to the terms and conditions of this Agreement and Customer's payment of all applicable fees, during the Term Illumina will provide each purchased Service in accordance with this Agreement and Customer may access and use each Service as set forth herein and as provided in the applicable Service Addendum, solely pursuant to the Service's Documentation. For the avoidance of doubt, Customer has no rights to download or modify any Service or any information or component therein. Notwithstanding anything to the contrary herein, all rights not specifically granted in this Section 1(a) or in a Service Addendum shall be reserved and remain always with Illumina. Customer will use each Service (including the transfer of data) only in strict compliance with all applicable laws, rules and regulations in the jurisdiction in which Customer is located, and, if applicable, the jurisdiction from which any sample originated.

b. Software License. If specified in the applicable quotation or otherwise provided by Illumina for use with a purchased product, the Services may include proprietary on-premise software that is made available by Illumina to Customer to download (if it is not already installed on Illumina-provided hardware) and use ("**Software**"). Any Software is licensed to Customer, not sold. Subject to the terms and conditions of this Agreement and the applicable Service Addendum and Customer's payment of all applicable fees, during the Term (as defined below),

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Illumina hereby grants to Customer a limited, non-exclusive, revocable (for breach), non-transferable, non-sublicensable license to download the Software in object code only and use such Software as set forth herein and as provided in the applicable Service Addendum, solely pursuant to the Service's Documentation. For the avoidance of doubt, Customer has no rights to reproduce or modify the Software or any information, or component therein. Notwithstanding anything to the contrary herein, all rights not specifically granted in this Section 1(b) or in a Service Addendum shall be reserved and remain always with Illumina. Customer will use the Software (including the transfer of data) only in strict compliance with all applicable laws, rules and regulations in the jurisdiction in which Customer is located, and, if applicable, the jurisdiction from which any sample originated.

c. **RESTRICTIONS**. The rights granted in Section 1(a)-(b) specifically exclude any sublicense or resale rights to the Services or to its content, including, but not limited to, any results, any derivative use of the Service or its contents, or any use of data mining, robots, or similar data gathering and extraction tools with the Services. Except as expressly permitted in Section 1 or in a Service Addendum, Customer shall not:

(i) sub-license, rent, sell, lease, distribute, provide access to, or otherwise transfer any Service or any part thereof or its use of any Service;

(ii) use any Service for timesharing or service bureau purposes or otherwise use or allow others to use for the benefit of any third party;

(iii) reverse engineer, decompile, disassemble, or derive the source code or underlying ideas or algorithms of any Service or any portion thereof, or attempt to do any of the foregoing, except as required to be permitted by applicable law;

(iv) access, mine, or collect any data or other content available through any Service (excluding Data) through any technology or means other than those authorized by Illumina, including through the use of any automated means (other than Illumina provided APIs) such as robots, spiders, scrapers, or similar data gathering and extraction tools with any Service;

(v) use the data or other content available through any Service (excluding Data) as input to, or to train, artificial intelligence or machine learning models;

(vi) remove, circumvent, disable, damage, or otherwise interfere with security or other preventive features of any Service, or otherwise gain or attempt to gain unpermitted access by any means to, or otherwise cause harm to, any Illumina computer system, network, or database;

(vii) copy, modify, port, translate, localize or create derivative works of any Service;

(viii) use any Service or Data in a way that is either prohibited by applicable law or regulation, or contrary to ethical guidelines promulgated by established national and international ethics bodies;

(ix) negligently or intentionally or willfully propagate any virus, worms, Trojan horses or other programming routine intended to damage any system or data;

(x) remove or modify any acknowledgements, credits, or legal notices contained on any Service or any part thereof;

(xi) file copyright or patent applications that include any Service or any portion thereof; or

(xii) use any Services to transmit, store, display, distribute, or otherwise make available any data that is illegal, defamatory, abusive, obscene, vulgar, fraudulent, false, misleading (directly or by omission or failure to update information), deceptive, promotes discrimination, harassing, is violent or promotes violence, or promotes illegal or harmful activities.

d. Service Level Agreement. The Illumina Cloud Service Level Agreement, available at Illumina Service Level Agreement for Master Software Subscription Agreement (the "**SLA**") is hereby incorporated into this Agreement and applies to the following cloud Services only: BaseSpace Sequence Hub (Enterprise level subscription), Illumina Connected Analytics, Emedgene, and Illumina Connected Insights. The SLA specifically does not apply to any on-premise Service or any other Service that is not identified in the previous sentence. Illumina's sole obligations with respect to making the Services available are set forth in the SLA. Except as otherwise provided in the SLA, Illumina makes no guarantee that the Services will be available to Customer at any given time, and reserves the right to add to or modify the features of the Services at any time.

e. Pre-Release Technology. From time to time, Illumina may make beta or other pre-general release features, applications and/or versions of the Services ("**Pre-Release Technology**") available to Customer at no additional charge. Customer may use the Pre-Release Technology only for internal testing and evaluation and Customer may not provide access to or disclose the existence of Pre-Release Technology to any third party. Illumina may suspend or terminate Customer's access to or use of any Pre-Release Technology. WITHOUT LIMITING ANY DISCLAIMERS IN THE AGREEMENT, PRE-RELEASE TECHNOLOGY IS NOT READY FOR GENERAL COMMERCIAL RELEASE AND MAY CONTAIN BUGS, ERRORS, DEFECTS, OR HARMFUL COMPONENTS. ACCORDINGLY, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE AGREEMENT, ILLUMINA IS PROVIDING PRE-RELEASE TECHNOLOGY "AS IS." NOTWITHSTANDING ANYTHING TO THE CONTRARY, ILLUMINA AND ITS SUPPLIERS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE REGARDING PRE-RELEASE TECHNOLOGY, INCLUDING ANY WARRANTY THAT THE PRE-RELEASE TECHNOLOGY WILL BECOME GENERALLY AVAILABLE, BE UNINTERRUPTED, ERROR FREE, OR FREE OF HARMFUL COMPONENTS, OR THAT ANY CONTENT, INCLUDING DATA, WILL BE SECURE OR NOT OTHERWISE LOST OR DAMAGED. EXCEPT TO THE EXTENT PROHIBITED BY LAW, ILLUMINA AND ITS SUPPLIERS DISCLAIM ALL WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND ANY WARRANTIES ARISING OUT OF ANY COURSE OF DEALING OR USAGE OF TRADE. ILLUMINA AND ITS SUPPLIER'S AGGREGATE LIABILITY FOR ANY PRE-RELEASE TECHNOLOGY WILL BE LIMITED TO $1,000 USD.

f. Order of Precedence.

(i) In the event of a direct conflict between the terms of this Agreement and any Service Addendum, the terms of the Service Addendum shall control with respect to the specific Service offering, but not to any other Service.

(ii) In the event of a direct conflict between the terms of this Agreement, any Software Addendum and the Cloud DPA or Tech Support DPA (as defined in Section 11), the Cloud DPA or Tech Support DPA shall control with respect to the subject matter of the Cloud DPA or Tech Support DPA.

(iii) In the event of a direct conflict between any quotation and any terms of this Agreement, this Agreement shall control except as to (A) price of a Service, and (B) subscription term of a purchased Service.

(iv) In the event of a direct conflict between different Service Addenda, the terms set forth in one Service Addenda shall apply to the Service described therein and the terms in the other Service Addenda shall apply to the applicable other Service.

(v) In the event of a direct conflict between this Agreement and any other sale or supply agreement applicable to the Services, the terms of this Agreement shall control with respect to the Services to which this Agreement relates.

g. Customer is solely responsible for obtaining, installing and maintaining its own internal equipment and communications services necessary to access, download (if applicable), and use the Services. Customer shall be solely responsible for any telephone charges, Internet access fees, and other such similar fees and expenses incurred by it through the access to, download (if applicable), and use of the Services.

h. Accounts. A Service may require Customer to create an Illumina account ("**Account**") for each of its end users. Each end user may only register for one Account, and each Customer end user must complete the Account registration process by providing its current, complete and accurate information as prompted by the applicable registration form. Customer is solely responsible for maintaining the confidentiality of all of its passwords and Accounts. Customer agrees that each of its end users will not share its Account or transfer any part of it to anyone else. Furthermore, Customer is entirely responsible for any and all activities that occurs under the Account(s) of its end users. Customer will notify Illumina immediately of any unauthorized use of its Account or of any other breach of security that Customer becomes aware of. Illumina will not be liable for any loss that Customer may incur as a result of someone else using its password or Account, either with or without its knowledge. Customer may not use anyone else's Account at any time without the permission of the Account holder and Customer may not permit any party to access and/or use the Subject Service with its login name and password.

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2. **FEES AND PAYMENT; TAXES**.

a. **Any fees payable by Customer to Illumina for access to and use of each Service will be payable within 30 days of invoice from Illumina.** In addition to any access or other fees identified in Customer's quotation for each Service, if applicable, Customer will be responsible for purchasing from Illumina a sufficient number of iCredits to enable the use of such Service, which iCredits may be applied to certain costs, including storage and computational costs. Subject to this Agreement, Customer's access to each Service will be automatically renewed on the same terms of Customer's last quotation for such Service provided by Illumina, and Illumina shall invoice Customer for the applicable fees for any renewal. If Customer does not pay all applicable fees (including with respect to iCredits) within 30 days of invoice, Customer's access to such Service may be suspended or terminated in Illumina's sole discretion. Additional services and functionality accessed by Customer through a Service, including without limitation additional storage and computation functionality, may be subject to additional fees, which fees shall be payable to Illumina in accordance with payment terms set forth by Illumina.

b. Customer agrees that any applicable sales, use, excise, VAT (value added tax), GST (goods and services tax), withholding and other taxes will be calculated based on both the tax rates in effect on the date of access to a Service. Any amounts for tax listed on a quotation, if any, are for reference purposes only and are not binding on Illumina. All prices and other amounts payable to Illumina are exclusive of and are payable without deduction for any taxes, customs duties, tariffs or charges hereafter claimed or imposed by any governmental authority upon the sale of Service, all of which will be paid by Customer. In the event Illumina is required by law or regulation to pay any such tax, duty or charge, such amount will be added to the purchase price or subsequently invoiced to the Customer.

3. **OWNERSHIP; FEEDBACK**.

a. Ownership. The Services are and shall remain proprietary material of Illumina and/or its suppliers. Illumina and/or its suppliers shall retain ownership of all patents, copyrights, trademarks, trade names, trade secrets, and other intellectual property rights in the Services and any components thereof. Except for the limited rights provided in Section 1 of this Agreement, Customer shall have no right, title, or interest in or to the Services. Customer agrees to inform Illumina promptly of any infringement or other improper action with respect to the Illumina intellectual property that comes to Customer's attention. Illumina reserves all rights in its intellectual property that are not expressly granted in the Agreement, and no licenses are granted by Illumina to Customer under the Agreement, whether by implication, estoppel or otherwise, except as expressly set forth herein.

b. Feedback. In the event Customer provides any feedback, suggestion, or recommendation of any kind regarding any Service ("**Feedback**"), Customer hereby grants to Illumina and its affiliates an irrevocable, non-exclusive, royalty-free, perpetual, worldwide, assignable, sublicensable, transferable license to use, modify, prepare derivative works of, publish, distribute and sublicense such Feedback for all purposes, and Customer irrevocably waives, and causes to be waived, against Illumina or its other users any claims and assertions of any moral rights contained thereto. Any feedback Customer submits to Illumina will be considered non-confidential and non-proprietary to Customer.

4. **THIRD PARTY CONTENT; THIRD PARTY PROGRAMS**.

a. Third Party Content. "**Third Party Content**" means any data, software, or other content within a Service that is either provided by third parties, uploaded or added by Customer to the Services, or made available on third party websites and linked to or otherwise used in connection with such Service. Customer acknowledges that all of the intellectual property rights in the Third Party Content are owned by the third party who created and/or provided such Third Party Content, and that additional terms may apply to and govern Customer's access to and use of this Third Party Content, including any terms set forth in the applicable Service Addendum. Customer is not authorized under this Agreement to use that Third Party Content except as expressly permitted herein (including subject to all applicable restrictions in Section 1) and as set forth in a Service Addendum to this Agreement. Except as otherwise provided in a Service Addendum, any rights Customer has in the Third Party Content of others must be agreed upon by Customer and the owner of such Third Party Content. Customer agrees that Illumina will not be

responsible for any loss or damage incurred as the result of Customer's dealings with any Third Party Content owner. Customer acknowledges and agrees that: (i) Illumina is not responsible for any such Third Party Content and has no obligations to support such Third Party Content (unless otherwise set forth in the applicable Service Addendum); (ii) Illumina makes no guarantees about the accuracy, currency, suitability, or quality of the information In such Third Party Content; and (iii) Illumina assumes no responsibility for any unintended, objectionable, inaccurate, misleading, or unlawful Third Party Content.

b. Third Party Programs. The Services may contain third party software for which Illumina is required to provide attribution ("**Third Party Programs**"). Some of the Third Party Programs are available under open source or free software licenses. This Agreement does not alter any rights or obligations you may have under those open source or free software licenses. Any rights Customer may have under Third Party Programs will be set forth in a Service's READ ME file, in its Documentation, or otherwise including in the Service's "Help" or "About" box. Customer acknowledges and agrees that Illumina is not responsible and has no obligations to support any such Third Party Programs.

5. **LIMITED WARRANTY**.

ILLUMINA REPRESENTS AND WARRANTS THAT EACH SERVICE WILL FUNCTION, IN ALL MATERIAL RESPECTS, SUBSTANTIALLY IN ACCORDANCE WITH THE APPLICABLE DOCUMENTATION FOR A PERIOD OF SIX MONTHS FOLLOWING THE EFFECTIVE DATE. IF A SERVICE FAILS TO FUNCTION AS WARRANTED, CUSTOMER AGREES TO INFORM ILLUMINA IN WRITING (INCLUDING SOLELY BY EMAIL) AND ILLUMINA WILL USE COMMERCIALLY REASONABLE EFFORTS TO CORRECT THE REPORTED ISSUE. IF ILLUMINA IS UNABLE TO CORRECT THE ISSUE WITHIN 30 DAYS FROM THE DATE CUSTOMER REPORTS THE ISSUE TO ILLUMINA, CUSTOMER MAY TERMINATE THIS AGREEMENT AND ILLUMINA WILL REFUND THE FEES PRE-PAID BY CUSTOMER TO ILLUMINA FOR ACCESS TO SUCH SERVICE FROM THE TERMINATION DATE THROUGH THE END OF THE TERM, UNLESS SUCH ISSUE WAS CAUSED BY CUSTOMER'S ABUSE OF THE SERVICE OR DUE TO CUSTOMER'S INABILITY TO ACCESS THE INTERNET OR DUE TO FACTORS BEYOND ILLUMINA'S REASONABLE CONTROL (I.E., AND WITHOUT LIMITATION, NATURAL DISASTER, WAR, ACTS OF TERRORISM, OR A POWER OR NETWORK FAILURE EXTERNAL TO DATA CENTERS USED IN THE PROVISION OF THE SERVICE, INCLUDING AT CUSTOMER'S SITE OR BETWEEN CUSTOMER'S SITE AND ILLUMINA DATA CENTERS). TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 5, ILLUMINA AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES OR ANY DATA OR CONTENT AVAILABLE IN THE SERVICES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY ILLUMINA, ITS EMPLOYEES, DISTRIBUTORS, DEALERS, OR AGENTS SHALL CREATE ANY NEW WARRANTIES. ILLUMINA DOES NOT WARRANT THAT THE OPERATION OF THE SERVICES WILL BE ERROR-FREE OR UNINTERRUPTED. CUSTOMER ACKNOWLEDGES AND AGREES THAT THE SERVICES ARE NOT INTENDED BY ILLUMINA, AND HAVE NOT BEEN DESIGNED BY ILLUMINA, TO BE USED FOR PATIENT CARE PURPOSES, INCLUDING WITHOUT LIMITATION, USE IN DIAGNOSING OR TREATING PATIENTS. "**DOCUMENTATION**" MEANS, WITH RESPECT TO A SERVICE, ANY MANUALS AND OTHER WRITTEN MATERIALS MADE AVAILABLE BY ILLUMINA THAT DESCRIBE THE FEATURES AND FUNCTIONS OF SUCH SERVICE.

6. **INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT INDEMNIFICATION**.

a. Illumina Indemnity. Subject to the terms and conditions of this Agreement, Illumina will defend, indemnify, and hold Customer harmless against all liabilities, damages, and costs (including settlement costs and reasonable attorneys' fees) arising out of a third party claim that a Service, when used in accordance with this Agreement, and in accordance with the Documentation, infringes the valid and enforceable intellectual property rights of a third party. Illumina's indemnification obligations are conditioned upon Customer: (i) promptly notifying Illumina in writing of such claim or action; (ii) giving Illumina exclusive control and authority over the defense and settlement of such claim or action; (iii) not admitting infringement of any intellectual property right without prior written consent of Illumina; (iv) not entering into any settlement or compromise of any such claim or action without Illumina's prior written consent; and (v) providing reasonable assistance to Illumina in the defense of

the claim or action; provided that Illumina reimburses Customer for Customer's reasonable out-of-pocket expenses incurred in providing such assistance. Customer shall be obliged to mitigate Customer's losses insofar as is reasonable in the circumstances.

b. Exclusions. Illumina's indemnification obligations set forth in Section 6(a) do not apply to the extent a third party claim is caused by, or arises from Customer's (or Customer's agent's): (i) use of the Service in any manner or for any purpose inconsistent with this Agreement; (ii) use of the Service in any manner not in accordance with the Documentation; (iii) use of the Service in combination with any other products, software, materials, or services not supplied by Illumina; (iv) use of the Service to perform any assay or other process not supplied by Illumina; (v) Illumina's compliance with specifications or instructions furnished by, or on behalf of, Customer; (vi) Customer's breach of any of the terms and conditions of this Agreement; (vii) use of stand-alone third party goods, software, or services that may be acquired or used with the Service; (viii) use of the Service in any manner or for any purpose that requires rights to third party intellectual property; (ix) continued allegedly infringing activity after being notified thereof and being provided with modifications that would have avoided the alleged infringement; or (x) unauthorized modification of the Service.

c. Remedies. If a Service or any part thereof, becomes, or Illumina reasonably believes may become, the subject of an infringement claim, Illumina will have the right, at its option, to: (i) procure for Customer the right to continue using such Service; (ii) modify or replace such Service with a substantially equivalent non-infringing substitute; or (iii) terminate the rights, license, and any other permissions provided to Customer with respect to such Service and refund to Customer a pro-rata amount of the fees paid by Customer to Illumina for access to such Service through the date a third party claim occurs for the allegedly infringing Service.

d. THIS SECTION 6 IS A COMPLETE STATEMENT OF CUSTOMER'S REMEDIES FOR THIRD PARTY CLAIMS FOR INFRINGEMENT AS DESCRIBED IN SECTION 6(A) AND STATES THE ENTIRE LIABILITY OF ILLUMINA FOR ANY SUCH INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

7. **CUSTOMER'S DATA; UNDERTAKINGS**.

a. Ownership. Customer shall own all right, title and interest in and to the Data. "**Data**" means all information, images, files, or other data that is uploaded by Customer, provided by Customer, stored by Customer, or created by Customer within a Service, including genomic information generated by sequencing instruments, further analysis or processing conducted on such information, and the results generated by such Service.

b. License to Data. Customer hereby grants to Illumina, its affiliates, and its third party service providers a non-exclusive, fully paid-up, royalty-free, worldwide, irrevocable, perpetual right and license, with the right to sublicense, to access and use the Data, in each case, to the extent permitted by law, (i) to provide the Services (which may include providing technical support and may include Illumina using data compression) and (ii) to collect and retain non-personally identifiable statistical and metadata (which, for clarity, excludes Data) for use by Illumina to improve Illumina's software offerings. In the event that Illumina needs to access the Data to provide reporting, respond to any technical problems, queries, or requests from Customer, Customer will ensure that Illumina is permitted to do so in accordance with applicable law.

c. Responsibility for Data. Customer acknowledges and agrees that Customer will have sole responsibility for the accuracy, quality, integrity, legality, reliability, appropriateness, and intellectual property ownership or right to use Data. Customer represents and warrants that Customer owns or has provided or obtained the necessary disclosures, permissions, rights, and consents to use, and authorize the use of, the Data as described herein under all applicable laws, and that Customer's use of Data and results is solely Customer's responsibility. Illumina expressly disclaims any liability for Data and content transmitted through or stored, temporarily or permanently, on Illumina owned or operated networks or any server and for the actions of omission of Customer with respect to such Data and content.

8. **DATA DISCLAIMER; INDEMNITY**. CUSTOMER EXPRESSLY RECOGNIZES THAT ILLUMINA DOES NOT CREATE OR

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ENDORSE ANY DATA PROCESSED BY OR USED IN CONJUNCTION WITH THE SERVICES. IT IS CUSTOMER's RESPONSIBILITY TO ENSURE CUSTOMER HAS OBTAINED ALL NECESSARY PERMISSIONS AND CONSENTS (INCLUDING, WITHOUT LIMITATION, ALL CONSENTS FROM HUMAN SUBJECTS) TO USE AND TRANSMIT THE DATA ON OR THROUGH THE SERVICES AND GRANT THE RIGHTS HEREUNDER. CUSTOMER FURTHER ACKNOWLEDGES AND UNDERTAKES THAT CUSTOMER SHALL BE SOLELY RESPONSIBLE FOR CONDUCTING ROUTINE BACKUPS AND ARCHIVING OF DATA. CUSTOMER ACKNOWLEDGES THAT ILLUMINA HAS NO RESPONSIBILITY TO MONITOR OR SCREEN THE DATA FOR COMPLIANCE WITH ANY LAW OR REGULATION OR FOR ANY OTHER PURPOSE. Customer shall, at Customer's own expense, indemnify, defend and hold Illumina, its affiliates, and their respective officers, directors, employees, agents and representatives harmless from and against all liabilities, damages, and costs (including settlement costs and reasonable attorneys' fees) incurred by reason of Illumina's compliance with Customer's instructions with respect to the ownership, custody, processing or disposition of the Data by Illumina, as applicable.

9. __LIMITATION OF LIABILITY__. REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE OR OTHERWISE, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL ILLUMINA OR ITS SUPPLIERS BE LIABLE TO CUSTOMER, CUSTOMER'S EMPLOYEES OR REPRESENTATIVES OR TO ANY THIRD PARTY IN TORT (INCLUDING NEGLIGENCE), BREACH OF CONTRACT, STRICT LIABILITY, BREACH OF STATUTORY DUTY, OR OTHERWISE DUE TO, UNDER AND/OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT IF AND TO THE EXTENT THAT THE LOSS OR DAMAGE IN RESPECT OF WHICH SUCH LIABILITY ARISES OR IS CLAIMED TO ARISE FALLS WITHIN ANY OF THE FOLLOWING CATEGORIES: LOSS OF PROFITS, LOSS OF OR CORRUPTION OR DAMAGE TO DATA, INTERRUPTION OF BUSINESS, OR OTHER SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER OR NOT ILLUMINA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS, CORRUPTION OR DAMAGE AND WHETHER OR NOT SUCH LOSS, CORRUPTION OR DAMAGE IS FORESEEABLE. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE CUMULATIVE LIABILITY OF ILLUMINA FOR ALL CLAIMS ARISING FROM OR RELATING TO THIS AGREEMENT, INCLUDING ANY SERVICES PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY CAUSE OF ACTION SOUNDING IN CONTRACT, TORT, OR STRICT LIABILITY, SHALL NOT EXCEED THE GREATER OF: THE TOTAL FEES PAID BY CUSTOMER TO ILLUMINA FOR THE SERVICE GIVING RISE TO SUCH LIABILITY DURING THE PREVIOUS TWELVE (12) MONTHS BEFORE THE CLAIM, OR ONE THOUSAND DOLLARS (USD $1,000).

10. __TERM AND TERMINATION__.

a. __Service Term__. With respect to each Service purchased by the Customer, Customer's access to such Service will commence upon the Effective Date and will continue for the period set forth in the quotation or invoice for access to such Service (with respect to each such Service, the "**Term**"). Customer agrees that if Customer does not purchase additional use of such Service following the expiration of the Term, Illumina may suspend or terminate such Service (including with respect to the rights granted under Section 1(a)-(b)) purchased by Customer upon the expiration of the Term. The Term may be extended for additional periods upon written agreement of Customer and Illumina and payment of applicable fees.

b. __Termination or Suspension by Illumina__. Without prejudice to any other right or remedy available to Illumina, Illumina may suspend or terminate Customer's access to any and all Services subject to this Agreement without liability if (i) Customer materially breaches this Agreement or any Service Addendum or (ii) if Customer becomes insolvent, ceases to do business as a going concern or if a petition has been filed by or against Customer under any bankruptcy, insolvency or similar law or Customer makes an assignment for the benefit of creditor.

c. __Termination for Convenience by Customer__. Customer may terminate this Agreement or Service Addendum for its convenience at any time on prior written notice and, upon termination, must cease use of the applicable Service.

d. __Effect of Termination__. With respect to any Service purchased by Customer, upon termination or expiration in accordance with this Agreement and any applicable Service Addendum: (i) the Term with respect to such Service, Illumina's provision of such Service, and Customer's right to access and use such Service will cease immediately;

(ii) upon the written request of Customer's authorized representative, at Illumina's sole discretion, Illumina will promptly return or destroy all Data related to such Service within Illumina's possession or control; provided, however, that Illumina shall not be obligated to return or destroy such Data that is stored on automated backup systems until the same would be destroyed according to such system's normal document retention schedule or such Data that must be retained for compliance with applicable laws, rules or regulations; provided further that all Data so retained shall be subject to the provisions of Section 11 (Privacy, Data Security) until the same is returned or destroyed; (iii) Illumina may permanently destroy all Data related to such Service, in its sole discretion; and (iv) all fees owed by Customer to Illumina in respect of such Service at the date on which termination takes effect will become due and payable. The following provisions shall survive the expiration and termination of this Agreement: Sections 3 (Ownership), 5 (Limited Warranty), 6 (Intellectual Property Rights Infringement Indemnification), 7 (Customer's Data; Undertakings), 8 (Data Disclaimer; Indemnity), 9 (Limitation of Liability), 10.c (Effect of Termination), 14 (General), and any provision identified in a Service Addendum as surviving such Termination.

11. **PRIVACY; DATA SECURITY**.

a. Definitions. For the purposes of this Section 11, "**Data Protection Laws**" means any and all applicable laws, regulations and any other applicable legislation and regulatory requirements in force relating to data protection, privacy, and information security, including but not limited to, the European General Data Protection Regulation ("**GDPR**"), the US Health Insurance Portability and Accountability Act of 1996 ("**HIPAA**") Privacy and Security Rules, 45 C.F.R. Parts 160-164, and the Health Information Technology for Economic and Clinical Health Act ("**HITECH**"), P.L. No. 111-005, Part I, Title XIII, Subpart D, 13401-13409, each as amended from time to time and as applicable to the Parties relating to the use of Personal Data. In this Agreement, the terms "**Data Subject**", "**Personal Data**" and "**Process/Processing**" shall have the same meaning as set out under Data Protection Laws, or where not specifically defined under Data Protection Laws, the same meaning as analogous terms in those Data Protection Laws.

b. Use of the Services. Customer understands and agrees that Customer's use of the Services may involve, at Customer's discretion, Customer's uploading, transmission of, creation of, or modification of Data which may include, without limitation, Personal Data. Customer will take appropriate administrative, physical, technical and organizational measures to prevent providing the name, date of birth, address, social security, government issued identification number, or any other information that could directly or indirectly identify the Data Subject whom any Personal Data was derived. In the event that Personal Data is uploaded, transmitted, created or modified by Customer in Customer's use of the Services, Customer will: (i) only Process the minimum amount of Personal Data as is necessary for Customer's lawful and ethical intended use of the Services; (ii) retain control of the Personal Data and remain responsible for the Processing instructions Customer gives to Illumina and for Customer's compliance obligations under the applicable Data Protection Laws, including providing any notices to and obtaining any consents from Data Subjects which may be required to Process Personal Data through the Services; and (iii) not Process Personal Data in violation of the Data Protection Laws.

c. Processing By Illumina. With respect to any Servies provided over the cloud, Customer acknowledges and agrees that any Processing of Personal Data related to the Services shall be governed by the Illumina Data Processing Addendum – Cloud Services and Technical Support and Maintenance Services ("**Cloud DPA**"), as updated or amended from time to time. Customer agrees that Illumina Privacy Policy, as updated or amended from time to time, describes how Illumina Processes Personal Data for the execution and performance of this Agreement. Customer shall be responsible for providing relevant Data Subjects (e.g., signatories, representatives, employees) with the Illumina Privacy Policy. With respect to any Servies provided in a local/on-premise manner, Customer acknowledges and agrees that any Processing of Personal Data related to the Services shall be governed by the Illumina Data Processing Addendum - Technical Support and Maintenance Services ("**Tech Support DPA**").

d. HIPAA. To the extent that Illumina will be processing Protected Health Information ("**PHI**") of Customer, Customer may not transfer to the Services any PHI unless Customer has entered into a business associate

agreement governing the transfer of such PHI. Upon Customer's request, and otherwise where applicable, Illumina will negotiate in good faith for a commercially reasonable business associate agreement that would govern the transfer of such PHI into the Services, which will be incorporated by reference into this Agreement.

e. The Cloud DPA, the Tech Support DPA, and/or any business associate agreement that Customer enters into with Illumina, together with the Illumina Privacy Policy, are the "**Privacy Documents**."

12. U.S. Government End Users. If Customer is a branch agency or instrumentality of the United States Government, the following provision applies. The Services are a "commercial item" as that term is defined at 48 C.F.R. 2.101, consisting of "commercial computer software" and "commercial computer software documentation," as such terms are used in 48 C.F.R. 12.212 or 48 C.F.R. 227.7202 (as applicable). Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4, all United States Government end users acquire the software and Service with only those rights set forth herein.

13. Export Law. The Services, any related technology, or information provided to Customer are subject to restrictions and controls imposed by U.S. export control laws and regulations and may be subject to applicable export or import laws and regulations in other countries. Customer agrees not to export, re-export, transfer, distribute, release, or use the Services, any related technology, or information provided to Customer into any country or to any person or entity, or in any manner in violation of such controls or any other laws or regulations of any country, state or jurisdiction. Customer agrees to strictly comply with all such laws and regulations and acknowledge that Customer has the sole responsibility to obtain such licenses to export, re-export or import as may be required.

14. Modifications to Agreement; Modifications to Services.

a. Illumina may make changes to this Agreement (including any Service Addendum, Cloud DPA, or Tech Support DPA) and pricing from time to time. Unless otherwise noted by Illumina, material changes to the Agreement will become effective 30 days after they are posted, except to the extent the changes apply to new functionality or the Cloud DPA or Tech Support DPA, or are required by applicable law, in which case they will be effective immediately. If Customer does not agree to the revised Agreement, Customer may stop using the Service. Customer may also terminate this Agreement for convenience under Section 10(c) of this agreement. Customer's continued use of the Service(s) after such material change will constitute Customer's consent to such changes. Illumina will post any modification to this Agreement to https://www.illumina.com/company/legal/terms-and-conditions.html.

b. Illumina may, but has no obligation to, make commercially reasonable updates to any Service from time to time. Illumina will inform Customer if Illumina makes a material change to the Services that has an adverse material impact on Customer's use of the Service, provided that Customer has consented to be informed about such change.

15. Governing Law; Dispute Resolution.

a. Governing Law. This Agreement, its interpretation, and the performance of the parties shall be governed by the laws of the State of California, U.S.A. Illumina and Customer agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement, including any terms in the Documentation. The federal and state courts of San Diego County in California will have exclusive jurisdiction of, and venue in, in any dispute arising out of or relating to this Agreement.

b. Arbitration. In Illumina's sole discretion, any dispute, claim or controversy arising out of or relating to this Agreement, shall be determined by confidential binding arbitration conducted in the English language, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in San Diego, California. In all cases of arbitration hereunder each party shall bear its own costs and expenses and an equal share of the arbitrator's and administrator's fees of arbitration, provided that the losing party at the arbitration will be required to reimburse the prevailing party's legal fees and other expenses incurred in such arbitration. Neither party nor an arbitrator may disclose the existence, content, or results of any arbitration without the prior

written consent of both parties, unless required by law; the decision of the arbitrator shall be final and binding on the parties, provided that, the arbitrator shall not have the authority to alter any explicit provision of these terms and conditions; judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

16. General. If any provision of this Agreement is held to be unenforceable, that provision will be removed, and the remaining provisions will remain in full force. This Agreement (including any Service Addenda hereto), any quotation referencing this Agreement and the Privacy Documents are the complete and exclusive statement of the agreement between Customer and Illumina with respect to the subject matter of this Agreement, and supersedes any proposal or prior agreement, oral or written, and any other communications between Customer and Illumina in relation to the subject matter of this Agreement. This Agreement exclusively governs Customer's access to and use of the Services, and overrides any conflicting, amending and/or additional terms contained in any purchase orders, invoices, or similar documents all of which are hereby rejected and are null and void. Illumina's failure to object to any such terms shall not constitute a waiver by Illumina, nor constitute acceptance by Illumina of such terms and conditions. The relationship between Customer and Illumina is that of independent contractors. Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, nor to represent the other party as agent, employee, franchisee, or in any other capacity. Customer agrees that Illumina may delegate or subcontract any or all of its rights and obligations under this Agreement to one or more of its affiliates and subsidiaries. Illumina invoices and other documentation may come from an Illumina affiliate or subsidiary and Customer will honor those just as if they came directly from Illumina. There are no third party beneficiaries to this Agreement and no term hereunder is enforceable under any law or regulation by a person or entity who is not a party to these terms. This Agreement may not be assigned by Customer without Illumina's prior written consent. Illumina may freely assign this Agreement. Sections, titles, and headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation. Whenever required by the context, the singular term includes the plural, the plural term includes the singular, and the gender of any pronoun includes all genders. As used in this Agreement except as the context may otherwise require, the words "include," "includes," "including," and "such as" are deemed to be followed by "without limitation" or "but not limited to," whether or not they are in fact followed by such words or similar words, and "will" and "shall" are used synonymously.

Last Updated: September 3, 2024

illumina

SERVICE ADDENDA INDEX

Each Service Addendum included below to the Illumina Software Subscription Agreement is between Illumina and Customer. Each Service Addendum is intended to identify additional rights and obligations of the partis that are applicable to the use of the Service identified at the top of the applicable Service Addendum (each, a "**Subject Service**"). The terms of each Service Addendum shall only apply to Illumina and Customer and shall only apply to the Subject Service, and to no other service offerings of Illumina.

The acceptance of the applicable Service Addendum is a condition to Illumina providing the Subject Service. Capitalized terms used but not defined in a Service Addendum shall have the meanings given to them in the Agreement. A Service Addendum shall have no force or effect unless Customer also agrees to and is bound by the Agreement.

By selecting the "accept" option, placing an order with Illumina pursuant to an Illumina-issued quotation referencing a Service Addendum, or otherwise accessing or using any Service, Customer represents and warrants that it (a) Customer has full legal authority to bind Customer to the Service Addendum, (b) Customer has read and understands the Agreement and each applicable Service Addendum; and (c) each Service Addendum supplements the terms applicable to Customer under the Agreement; and (d) Customer agrees to be bound to each applicable Service Addendum.

The Services subject to this Agreement include the following:

Illumina Service	Applicable Service Addendum
BaseSpace Sequence Hub	BaseSpace Sequence Hub Service Addendum
Correlation Engine and Cohort Analyzer	Correlation Engine and Cohort Analyzer Service Addendum
DRAGEN	DRAGEN Service Addendum
Emedgene	Emedgene Service Addendum
Illumina Connected Analytics	Illumina Connected Analytics Service Addendum
Illumina Connected Insights	Illumina Connected Insights Service Addendum
TruSight Oncology 500 Products	TruSight Oncology 500 Service Addendum

SERVICE ADDENDUM TO ILLUMINA SOFTWARE SUBSCRIPTION AGREEMENT

BaseSpace Sequence Hub

a. Subject Service Use; Restrictions. CUSTOMER ACKNOWLEDGES AND AGREES THAT THE SUBJECT SERVICE IS NOT INTENDED BY ILLUMINA, AND HAS NOT BEEN DESIGNED BY ILLUMINA, TO BE USED FOR PATIENT CARE PURPOSES, INCLUDING WITHOUT LIMITATION, USE IN DIAGNOSING OR TREATING PATIENTS. Customer assumes the sole risk and liability for using the Subject Service, including without limitation, any services, Apps, or Software provided in connection with the Subject Service for any purpose other than the conduct of research. To the maximum extent permitted by law, Customer agrees to defend, indemnify and hold harmless Illumina, its affiliates, and their respective directors, officers, employees, and agents from and against any and all claims, actions, suits or proceedings brought by a third party, and pay all losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees) arising out of or related to Customer's use of the Subject Service, including without limitation, Customer's use of any services, apps, or software provided in connection with the Subject Service for any purpose other than the conduct of research.

b. Sharing Data. The sharing feature of Subject Service allows a user to share Data with other users of the Subject Service (the recipient is the "**Sharee**"). Customer is solely responsible for the decision to share Data. Customer acknowledges that once is has shared Data it is no longer under Customer's control and the Sharee of that Data is free to use that shared Data. For example, the Sharee of that Data may be able to download that Data to their own computer and further disseminate that Data to others, including Illumina, even if Customer's Data is removed from Customer's account or Customer disables sharing of that Data. Customer agrees that it has the authority to share Data. Customer acknowledges that Illumina is not a party to any arrangement between Customer and any Sharee of Data. Customer acknowledges that Illumina has no liability arising out of Customer's sharing of Data. Illumina has no obligation to assist Customer in resolving disputes arising from its sharing of Data.

c. Transferring Ownership of Customer Data. The transfer of ownership feature allows Customer to transfer ownership of its Data (and any associated rights therein) to another user of the Subject Service (the recipient is called the "**Transferee**"). When Customer transfers ownership of Data to a Transferee that Data becomes the legal property of the Transferee as far as Illumina is concerned and Customer relinquishes all right, title, and interest in such Data as a result of such transfer. After Customer transfers ownership, it will no longer have access to the Data that was transferred. Customer is solely responsible for the decision to transfer ownership of Data. Customer agrees that it has the authority to transfer ownership of Data. Customer acknowledges that Illumina is not a party to any arrangement between Customer and any Transferee of Data. Customer acknowledges that Illumina has no liability arising out of Customer's transfer of ownership of Data. Illumina shall not be required to execute or deliver any document or perform any act for the purpose of giving effect to any such transfer. Illumina has no obligation to assist Customer in resolving any disputes arising from Customer's transferring ownership of Data.

d. Receiving Data Transferred to Customer. When Customer accepts Data that another user of the Subject Service has transferred ownership of such Data to Customer, as a Transferee, Customer becomes the owner of that Data and it becomes Customer's legal property as far as Illumina is concerned. Customer is solely responsible for the decision to accept the transfer of ownership of another user's Data. Customer agrees that it has the authority to accept ownership of Data transferred to Customer. Customer acknowledges that Illumina has no liability arising out of Customer accepting the transfer of ownership of another user's Data. Illumina shall not be required to execute or deliver any document or perform any act for the purpose of giving effect to any such transfer. Illumina has no obligation to assist Customer in resolving any disputes arising from such transfer. In addition, once Customer accepts such transfer Customer is responsible for all costs associated with the Data (e.g., storage, transfer costs) and complying with the terms of this Agreement with respect to the Data.

e. Apps; Third Party Content; Software.

(i) The Subject Service may include access to software, services, and applications offered by Illumina or third

parties ("**App(s)**") (e.g., a data analysis application). It is Customer's choice to use an App, and each App used by the Customer will be part of the Subject Service for this Agreement and subject to the terms of this Agreement. The Apps may require that Data be transmitted, processed, or stored outside of the Subject Service. Customer understands and agrees that Apps may have different or additional terms of use and privacy policies that apply from those that apply to the Subject Service, and Customer must accept any such different or additional terms in order to use such Apps. In the event Illumina is aware an App will no longer be available through the Subject Service, Illumina shall use commercially reasonable efforts to provide prior notice of such non-availability, which notice may be provided by means of posting on the Subject Service user interface.

(ii) Illumina is not responsible for the content of any third party links, websites, or resources referenced, including without limitation, third party Apps, during Customer's use of the Subject Service.

(iii) Customer may have access to, use, and/or download software or code, other than Apps, when using Subject Service (e.g., automatic downloads, code used in Customer's browser, etc.), which will constitute Software subject to the terms of the Agreement. Some Software may be provided by a third party and that third party may require Customer to agree to terms of use or license terms applicable to their software. Customer must agree to such terms of use or license in order to use such third party Software.

(iv) BaseSpace Labs Apps. Illumina may develop and publish Apps designated as "BaseSpace Labs Apps." These applications are developed using an accelerated process compared to other applications. Notwithstanding anything to the contrary in the Agreement, for any application on the Subject Service that is designated as "BaseSpace Labs App," the following terms apply:

- Illumina will provide support for a BaseSpace Lab App at its sole discretion, and the Service Level Agreement does not apply.
- Notwithstanding anything to the contrary in Section 5 of the Agreement, to the maximum extent permitted by applicable law, the BaseSpace Lab App is provided "as is" and Illumina and its suppliers make no warranties, express, implied, or statutory, with respect to the BaseSpace Lab App or any data or content available therein, including without limitation any implied warranty of merchantability, fitness for a particular purpose, non-infringement, or arising from the course of performance, dealing, usage, or trade.
- BaseSpace Lab Apps are used by the Customer at its sole discretion and risk.
- Illumina has no responsibility and will have no liability with respect to any loss of data, incorrect results, or any costs or damages that may result from Customer's use of the BaseSpace Labs App.

(v) In addition to the above, some Apps include the following third party content as listed below:

DRAGEN Targeted Microbial App. Includes the following third party content published to protocols.io and licensed under the CC BY 4.0 License:

Nicholas F.G. Chen*, Luc Gagne*, Matthew Doucette, Sandra Smole, Erika Buzby, Joshua Hall, Stephanie Ash, Rachel Harrington, Seana Cofsky, Selina Clancy, Curtis J Kapsak, Joel Sevinsky, Kevin Libuit, Mallery I Breban, Chrispin Chaguza, Nathan D. Grubaugh, Daniel J. Park, Glen R. Gallagher#, Chantal B.F. Vogels# 2022. Monkeypox virus multiplexed PCR amplicon sequencing (PrimalSeq) .
protocols.io, https://dx.doi.org/10.17504/protocols.io.5qpvob1nbl4o/v4
Version created by Nathan D Grubaugh

Chantal Vogels, Chrispin Chaguza, Mallery I Breban, Afeez Sodeinde, Abigail J. Porzucek, Nathan D Grubaugh, Emma Taylor-Salmon 2023. DengueSeq: A pan-serotype whole genome amplicon sequencing protocol for dengue virus.
protocols.io, https://dx.doi.org/10.17504/protocols.io.kqdg39xxeg25/v2
Version created by Nathan D Grubaugh

illumina®

SERVICE ADDENDUM TO ILLUMINA SOFTWARE SUBSCRIPTION AGREEMENT

Correlation Engine and Cohort Analyzer

1. Free Trial. If Customer is a new customer of the Subject Service, Customer may receive a limited, 30-day free trial access to the Subject Service ("**Free Trial**"), subject to the terms and conditions of this Agreement, before submitting an order for purchasing access to the Subject Service. During the Free Trial, Customer may upload to the Subject Service non-patient, de-identified Data. With respect to the Free Trial, Customer may not provide, transmit, store, analyze, or otherwise use any Personal Data (as defined in the Agreement) or PHI (defined in the Agreement) with the Subject Service. Customer's continued use of the Subject Service following the Free Trial is subject to the terms and conditions of this Agreement. Illumina reserves the right to delete the Trial Data following the Free Trial to the extent that Customer does not purchase a paid subscription to the Subject Service within seven days following the end of the Free Trial. NOTWITHSTANDING ANYTHING TO THE CONTRARY THIS AGREEMENT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ILLUMINA DOES NOT PROVIDE ANY WARRANTY, SUPPORT OR INDEMNIFICATION, AND ILLUMINA SHALL HAVE NO LIABILITY OF ANY KIND WITH RESPECT TO THE SUBJECT SERVICE FOR THE FREE TRIAL.

2. Disclaimer.

   a. All information, data, results, ideas, plans, sketches, texts, files, links, images, photos, video, sound, software, inventions (whether or not patentable), notes, works of authorship, articles, feedback, product catalogues or other information, or other materials ("**Content**") accessible through the Subject Service (the "**Services Content**") are for informational purposes only. Neither the Services Content nor the Subject Service are a substitute for professional advice on any matter, medical or otherwise. No part of the Services Content or Subject Service is regulated or evaluated by the Food and Drug Administration ("**FDA**"). Neither the FDA nor any other agency or government has approved of the Services Content or Subject Service.

   b. Illumina does not recommend or endorse any treatment, institution, professional, physician, product, procedure or other information that may be mentioned in the Services Content or Subject Service. Customer acknowledges and agrees that (i) the Services Content and Subject Service are provided "as is" and without any representations or warranties of any kind, and (ii) any reliance on any Services Content or Subject Service, in whole or in part, is solely at Customer's own risk.

   c. Customer assumes the sole risk and liability for using the Subject Service for any purpose other than the conduct of research. To the maximum extent permitted by law, Customer agrees to defend, indemnify and hold harmless Illumina, its affiliates, and their respective directors, officers, employees, and agents from and against any and all claims, actions, suits or proceedings brought by a third party, and pay all losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees) arising out of or related to Customer's use of the Subject Service for any purpose other than the conduct of research.

   d. Illumina has no obligation to monitor the Subject Service. However, Illumina reserves the right to review Content and Submissions (defined below) posted to and transmitted through the Subject Service and to remove any Content or Submission that Illumina, in its sole discretion, deems to be inappropriate or in violation of this Agreement.

3. Third Party Content.

   a. Providers of Third Party Content made available through or in connection with the Subject Service may require Customer's agreement to additional or different license or other terms prior to Customer's use of or access to such Third Party Content. The scope of any rights that Customer may have with respect to Third Party Content that Customer access through the Subject Service, as well as the scope of any rights that Customer grants to any third party with respect to Submissions by Customer, must be defined and governed

by an agreement between Customer and such third party and not between Illumina and Customer, or Illumina and such third party. Customer agrees that Illumina will not be responsible for any loss or damage incurred as the result of Customer's dealings with any Third Party Content provider or with respect to any other user's use or disclosure of any of Customer's Submissions or personally identifiable information.

4. Customer Data.

a. BY PROVDING DATA INTO THE SUBJECT SERVICE AND AGREEING TO SHARE ANY OF CUSTOMER'S DATA WITH THE PUBLIC, CUSTOMER ACKNOWLEDGES AND AGREES THAT OTHER USERS OF THE SUBJECT SERVICE MAY ACCESS AND USE CUSTOMER'S DATA FOR THEIR OWN RESEARCH PURPOSES. CUSTOMER MAY CHOOSE NOT TO MAKE ITS DATA PUBLICLY AVAILABLE.

b. No compensation will be paid with respect to the provision or use of Customer's Data. Illumina is under no obligation to post or use any Data that Customer may provide and Illumina may remove any Data at any time in its sole discretion.

c. By posting, importing, uploading, inputting, providing or submitting ("**Posting**") Customer's Data, Customer permits Illumina to use Customer's Data in connection with making such Data available to any user that Customer elects to give access to. Customer further acknowledges that the Content that is provided, posted, imported, uploaded, inputted or submitted to the Illumina public library may be accessed by all users of the Subject Service.

d. By Posting any Data, Customer warrants and represents that it owns or otherwise controls all of the rights to such Data including, without limitation, all the rights necessary for Customer to Post the Data and to make it available to others, if applicable. Customer further represents and warrants that its Data does not and shall not (i) infringe any copyright, trademark, or patent; (ii) misappropriate any trade secret; (iii) be false, misleading, deceptive, defamatory, obscene, offensive, pornographic or promote, endorse or further illegal activities or conduct that is abusive, threatening, obscene, defamatory or libelous; (iv) contain any viruses, worms or other malicious computer programming codes able to damage the Subject Service; (v) violate the rights of or harass a third party; (vi) promote, copy, perform or distribute an illegal or unauthorized copy of another party's work, whether it is protected by copyright or trade secret law or not, such as, without limitation, by presenting the work of a third party as Customer's own (plagiarism), providing stolen or illegally obtained Third Party Content, providing pirated computer programs or links to them, providing information to circumvent manufacturer-installed copy-protection devices, or providing pirated music, videos, or movies, or links to such pirated music, videos, or movies; or (vi) otherwise violate the Agreement or create liability for Illumina.

5. Links to Third Party Sites. The links provided through the Subject Service will let Customer leave the Subject Service and the Illumina website. The linked sites are not under the control of Illumina and Illumina is not responsible for the contents of any linked site or any link contained in a linked site, or any changes or updates to such sites. Illumina is not responsible for webcasting or any other form of transmission received from any linked site.

6. Information from the U.S. National Library of Medicine (NLM). The Subject Service and Content include information from the United States National Library of Medicine ("**NLM**"). Under this license with the NLM ("**NLM License**"), Illumina is required to make the following disclosures:

a. NLM represents that the data provided under the NLM License were formulated with a reasonable standard of care. Except for this representation, and as otherwise specifically provided in the NLM License, NLM makes no representation or warranties, expressed or implied. This includes, but is not limited to, any implied warranty of merchantability or fitness for a particular purpose, with respect to the NLM databases, and NLM specifically disclaims any such warranties and representations.

b. The duplication, resale, or redistribution of data obtained under the NLM License must conform to fair use guidelines and U.S. and international copyright law. Any duplication, resale, or redistribution by Illumina or its users who provide information services or products from NLM databases obtained directly or indirectly from Illumina must also conform to NLM's quality assurance requirements, copyright constraints, and usage reports. Written approval from NLM is required before a non-U.S. licensee duplicates, resells, or redistributes NLM data (except cataloging records) to others.

c. Unless otherwise prohibited, organizations or institutions may download small amounts of NLM-produced citations for redistribution. For MEDLINE, this is about 1,000 per month or 12,000 records for each year of coverage. For other MEDLARS databases, it is approximately 25% of the records in the file except for AIDSLINE®, AIDSTRIALS, and AIDSDRUGS which may be downloaded in their entirety. Since NLM makes corrections and enhancements to and performs maintenance on these records at least annually, Customer should plan to replace or correct the records once a year to ensure that they are still correct and searchable as a group.

d. NLM databases are produced by a U.S. government agency and as such the contents are not covered by copyright domestically. They may be copyrighted outside the U.S. Some NLM produced data is from copyrighted publications of the respective copyright claimants. Users of the NLM databases are solely responsible for compliance with any copyright restrictions and are referred to the publication data appearing in the bibliographic citations, as well as to the copyright notices appearing in the original publications, all of which are incorporated by reference. Users should consult legal counsel before using NLM-produced records to be certain that their plans are in compliance with appropriate laws.

e. All records must be identified as being derived from NLM databases.

f. Some material in the NLM databases is from copyrighted publications of the respective copyright claimants. Users of the NLM databases are solely responsible for compliance with any copyright restrictions and are referred to the publication data appearing in the bibliographic citations, as well as to the copyright notices appearing in the original publications, all of which are hereby incorporated by reference.

illumina®

SERVICE ADDENDUM TO ILLUMINA SOFTWARE SUBSCRIPTION AGREEMENT

DRAGEN Secondary Analysis (Local, Cloud, and On-Instrument)

1. Definitions. The DRAGEN system (the "**System**") consists of: (a) one (1) DRAGEN Bio-IT Processor on PCIe Card ("the **DRAGEN Card**"), and (b) the DRAGEN software suite (including any applications or workflows included with the DRAGEN software suite) in object code, including any Updates (as defined below), if any, that Illumina makes available to Customer (the "**DRAGEN Software**").

2. License. Subject to the terms and conditions of the Agreement and this Service Addendum, without limiting the terms of Section 1 of the Agreement, Customer may only use any on-premises copies of the DRAGEN Software solely in connection with the DRAGEN Card(s).

3. Restrictions. The System has been designed for use with genomic data that is generated by Illumina sequencing instruments and not with respect to any other sequencing instrument. Notwithstanding anything to the contrary in the Agreement or this Service Addendum, Customer shall not, directly or indirectly: (a) service, repair, modify, alter, replace, reverse engineer, disassemble, decompile or otherwise change the System (or any components thereof); (b) rent, lease, lend, sell, sublicense, assign, distribute, publish, transfer or otherwise make available the System (or any component thereof) to any third party, including on or in connection with the internet or any time-sharing, service bureau, software as a service, cloud or other technology or service; or (c) use the System or any component thereof with genomic data that is not generated using an Illumina sequencing instrument.

4. Server. Customer may purchase one or more computer servers (each a "**Server**") from Illumina, which Server will contain the DRAGEN Card and DRAGEN Software, as applicable. Any Server purchased by Customer from Illumina includes the OEM manufacturer's terms and conditions specific to the Server and such terms are incorporated into these terms and conditions by this reference and will apply solely with respect to the Server. Any purchase order issued by Customer for a Server shall be non-cancellable and each such order is subject to acceptance by Illumina either in writing or by shipping the Server to Customer.

5. Delivery. To the extent applicable, Illumina shall deliver the DRAGEN Card(s), Server, and DRAGEN Software, to the delivery location in the quantities and on the date(s) agreed in writing by the Parties pursuant to the quotation issued by Illumina.

6. Research Use Only. The Subject Service is labeled with a For Research Use Only or similar labeling statement and the performance characteristics of the Subject Service have not been established and the Subject Service is not intended for use in diagnostic procedures. Customer acknowledges that (a) the Subject Service has not been approved, cleared, or licensed by the United States Food and Drug Administration or any other regulatory entity whether foreign or domestic for any specific intended use, whether research, commercial, diagnostic, or otherwise, and (b) Customer must ensure that it has any regulatory approvals that are necessary for Customer's intended uses of the Subject Service. Customer further agrees to comply with all applicable laws and regulations when using and maintaining the Subject Service.

7. Payment Terms. The following payment terms supplement Section 2 of the Agreement:

   a. Customer may purchase one or more Subject Service licenses, where the license level is based on Customer's total throughput through the Subject Service in a given year. The Subject Service licenses purchased as well as the price and the payment terms is or will be set forth in a quotation from Illumina.
   b. The fees paid for the Subject Service includes support and maintenance as described in Section 11 (Support and Maintenance; Updates) of this Service Addendum. The fees for the Subject Service and the price for the Server(s) do not include (i) shipping and handling charges, (ii) any federal, state or local sales, use or excise taxes (including VAT) or any other tax, nor (iii) any customs fees, duties, tariffs or other governmentally imposed fees, all of which are to be paid by Customer. If paid by Illumina, such costs, charges, duties, levies and other government fees will be invoiced by Illumina.

c. Unless otherwise specified in the quotation, all invoices are due and payable by Customer within 30 days from the date of Customer's receipt of the invoice.

d. Payments are to be made by wire transfer to the account set forth in the invoice, or as otherwise directed by Illumina. In the event the invoice is not paid when due, Illumina reserves the right to charge a late payment fee of one and one-half percent (1.5%) per month or the maximum rate permitted by law, whichever is less, from the date due until paid in full. If Illumina does not receive payment within forty-five (45) days after Customer's receipt of the invoice, Illumina may, in its sole discretion and upon written notice to Customer, turn off Customer's access to the DRAGEN Software.

8. End of Term. Customer acknowledges that the Subject Service will "time out" and cease to function upon expiration of the Term. The Term may be extended for additional periods upon written agreement of Illumina and Customer and Customer payment of applicable fees.

9. System Use by Customer. Customer will be provided with a unique password ("**Login Credentials**") which must be used to log into the Subject Service. Customer will maintain control of the Login Credentials at all times. Customer is solely responsible for compliance with any and all applicable laws, regulations and governmental policies that pertain to its use of the Subject Service.

10. Ownership of System. Illumina and/or its suppliers shall retain ownership of all patents, copyrights, trademarks, trade names, trade secrets, and other intellectual property rights in the System and any components thereof. Except for the limited right of access as provided in Section 1, Customer shall have no right, title, or interest in or to the System. Customer agrees to inform Illumina promptly of any infringement or other improper action with respect to the Illumina intellectual property that comes to Customer's attention. Illumina reserves all rights in its intellectual property that are not expressly granted in the Agreement and this Service Addendum, and no licenses are granted by Illumina to Customer under the Agreement or this Service Addendum, whether by implication, estoppel or otherwise, except as expressly set forth herein.

11. Support and Maintenance; Updates. Illumina will use commercially reasonable efforts to provide support for the System and Server, as applicable, in accordance with its standard business practices. Illumina may, but has no obligation to, provide updates, version upgrades and patches ("**Updates**") to the DRAGEN Software from time to time at Illumina's discretion. All Updates shall be available to Customer as a download and provided at no additional charge specifically for the licenses purchased by Customer during the Term. All Updates shall be deemed part of the DRAGEN Software and subject to the terms and conditions of the Agreement and this Service Addendum.

12. Limited Warranty for Server and DRAGEN Card. Illumina warrants that, as applicable, the Server and DRAGEN Card will substantially conform to the relevant Documentation for 12 months following shipment. The foregoing warranty does not apply to the extent a non-conformance is due to (a) abuse, misuse, neglect, negligence, accident, improper storage, or use contrary to the Documentation, (b) use that is not in accordance with the Agreement or this Service Addendum, (c) improper handling, installation, maintenance, or repair (other than if performed by Illumina personnel), (d) unauthorized alterations, or (e) use with a third party's good (unless the DRAGEN Software's Documentation or technical specifications expressly state such third party's good is for use with the DRAGEN Software). ILLUMINA MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVERS OR ANY OPEN SOURCE SOFTWARE. THE SERVERS AND SUCH OPEN SOURCE SOFTWARE ARE PROVIDED "AS IS" AND WITHOUT WARRANTY, PROVIDED THAT ILLUMINA WILL PASS THROUGH TO CUSTOMER THE MANUFACTURER'S WARRANTY FOR THE SERVER.

13. Claims and Remedies. If the Server, DRAGEN Card, or DRAGEN Software do not meet the warranty provided in the Agreement (for the DRAGEN Software) or this Service Addendum (for Server or DRAGEN Card), Customer must contact Illumina through its customer support site as soon as reasonably practicable after the failure is discovered and will report to Illumina in detail how such Server, DRAGEN Card, or DRAGEN Software failed to comply with the warranty. Illumina will use commercially reasonable efforts, at its option, repair or replace non-conforming product that is covered by this warranty, provided that Illumina can reasonably identify and confirm such nonconformance. If Illumina is unable to correct the issue within thirty (30) days from the date Customer reports

the issue to Illumina, Customer may terminate this Agreement and Illumina will refund the fee pre-paid by Customer to Illumina for access to the System from the termination date through the end of the Term, unless such issue was caused by Customer's abuse of the System or due to Customer's inability to access the internet or due to factors beyond Illumina's reasonable control (i.e., and without limitation, natural disaster, war, acts of terrorism, or a power or network failure at Customer's site. The foregoing shall be Customer's sole and exclusive remedy and Illumina's sole liability for any breach of any warranty.

14. Disclaimer of Warranty. The warranties provided by Illumina in the Agreement and this Service Addendum extends only to Customer and are non-transferable. Except for the warranties provided in Section 5 of the Agreement and Section 12 of this Service Addendum, and to the greatest extent permitted by applicable law, Illumina makes no other representations or warranties of any kind whatsoever, whether express, implied, statutory, or otherwise, including the implied warranties or conditions of merchantability, fitness for a particular purpose, and non-infringement, and all warranties arising from course of dealing, course of performance, or usage in trade, or that the System will meet Customer's requirements or that all bugs and errors in the DRAGEN Software will be corrected. Illumina makes no, and expressly disclaims, any warranty with respect to the results to be achieved by using the System.

15. Disclaimer of Liability. To the fullest extent allowed by law, even if a limited remedy set forth in this Service Addendum fails of its essential purpose, In no event shall Illumina be liable, whether for breach or repudiation of contract, tort, breach of warranty, negligence or otherwise for any (I) special, incidental, consequential, punitive, indirect or exemplary damages of any kind, however caused, whether or not such party was advised or was aware of the possibility of such loss or damages, including any such damages arising from or related to the results obtained through the use of the System, lost profits, loss of use, loss of data, downtime or for loss of revenue, profits, goodwill or business or other financial loss, or (ii) amounts that exceed the aggregate of the amount paid or payable by Customer for use of the System during the Term.

16. Audit. During the Term, Customer shall, every 12 months, permit Illumina and its representatives and agents to conduct an annual audit of Customer's relevant records and computer systems in order to verify Customer's compliance with the Agreement. Such audits shall be conducted during Customer's normal working hours with reasonable advance notice at Customer's place of business and where the Subject Service licensed to Customer is, or was, located. Illumina shall pay for the cost of the audit unless Illumina reasonably determines from the audit that Customer has materially breached the Agreement (including with respect to any underpayment of owed subscription fees), in which case Customer shall pay the cost of the audit and all additional amounts owed to Illumina as determined by the audit.

illumina®

SERVICE ADDENDUM TO ILLUMINA SOFTWARE SUBSCRIPTION AGREEMENT

Emedgene

1. Subject Service Use; Restrictions. Without limiting the terms set forth in Section 1(a)-(b) of the Agreement, Customer may (a) access and use the Subject Service as provided herein solely to upload, analyze, and create reports; and (b) use the reports and analysis generated through the Subject Service ("**Results**") for Customer's Research Use. "**Research Use**" means use for Customer's internal research, specifically excluding any use that (x) requires new grants of rights or a new license to any Illumina-owned intellectual property rights, (y) is the separation, extraction, or isolation of the Processes (as defined below) or other unauthorized analysis of the Subject Service, or (z) gains access to or determines the Processes or the methods of operation of the Subject Service. "**Processes**" mean confidential and proprietary processes of Illumina for intuitive and intelligent annotation, filtering, or other processes. CUSTOMER ACKNOWLEDGES AND AGREES THAT THE SUBJECT SERVICE IS NOT INTENDED BY ILLUMINA, AND HAS NOT BEEN DESIGNED BY ILLUMINA, TO BE USED FOR PATIENT CARE PURPOSES, INCLUDING WITHOUT LIMITATION, USE IN DIAGNOSING OR TREATING PATIENTS.

2. Fees and Payment. Without limiting the terms set forth in Section 2 of the Agreement, Customer will be responsible for purchasing from Illumina a sufficient quantity of genome equivalent samples regarding the number of samples Customer analyzes using the Subject Service, as further set forth in the applicable quotation from Illumina. If Customer's use of the Subject Service exceeds Customer's purchased number of genome equivalent samples, then Illumina will invoice Customer's account an amount corresponding to the number of genome equivalent samples analyzed over the purchased amount, and such overage amount will not be subject to any other applicable discounts.

3. Free Trial. If Customer is a new customer of the Subject Service, Customer may receive limited, free trial access to the Subject Service ("**Free Trial**"), subject to the terms and conditions of this Agreement, before submitting an order for purchasing access to the Subject Service. During the Free Trial, Customer may upload up to ten cases' worth of de-identified samples and tumor-normal pairs ("**Trial Data**"), or up to the maximum Trial Data specified in Customer's quotation or otherwise agreed between the parties, and Customer may exercise the rights granted in Section 1(a) of the Agreement and Section (a) hereof solely for the purpose of uploading, analyzing, and creating reports using the Trial Data, and not any other Data. At any time during the Free Trial, Customer may purchase access to the Subject Service by placing an order with Illumina. Purchaser's continued use of the Subject Service following the Free Trial is subject to the terms and conditions of this Agreement. Illumina reserves the right to delete the Trial Data following the Free Trial to the extent that Customer does not purchase a paid subscription to the Subject Services within seven days following the end of the Free Trial. NOTWITHSTANDING ANYTHING TO THE CONTRARY THIS AGREEMENT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ILLUMINA DOES NOT PROVIDE ANY WARRANTY, SUPPORT OR INDEMNIFICATION, AND ILLUMINA SHALL HAVE NO LIABILITY OF ANY KIND WITH RESPECT TO THE SERVICES FOR THE FREE TRIAL.

4. Regulatory. The Subject Service is a support tool that is intended to enable laboratories to upload sequencing data ("**NGS Data**") to aid them in their identification of variants in the NGS Data, to display certain information or results in the NGS Data, and to aid them in generating reports with information or results in the NGS Data. The information generated in those reports or otherwise displayed in the Subject Service is intended for use solely as an aid in the laboratory's separate and independent interpretation of the NGS Data. The Subject Service is NOT intended as a diagnostic tool or to be used as a substitute for the professional judgment of laboratories or other healthcare professional or healthcare providers. Customer is responsible for ensuring compliance with applicable international, national, and local laws and regulations and with any applicable accreditations requirements. Customer hereby acknowledges and agrees that: (a) the Subject Service has not been approved, cleared, or licensed by any regulatory entity whether foreign or domestic for any specific intended use, including, but not limited to, as clinical decision support software; (b) Customer will comply with applicable law, ethical guidelines promulgated by established national and international ethical bodies, and the terms of this Agreement when using or maintaining the Subject Services; and (c) Customer is responsible for and must ensure that it have any regulatory approvals that are necessary for any uses of the Subject Service other than Research Use. Illumina

intends that its products be used only in a lawful and ethical manner. Customer assumes the sole risk and liability if Customer chooses to use the Subject Service for any purpose outside the terms of the Agreement or this Service Addendum, including for any purpose other than the conduct of research.

illumina®

SERVICE ADDENDUM TO ILLUMINA SOFTWARE SUBSCRIPTION AGREEMENT

Illumina Connected Analytics

a. Subject Service Defined. The "**Subject Services**" for purposes of this Service Addendum include the following: (a) Illumina Connected Analytics, including its web interface, APIs, applications made available on Illumina Connected Analytics, and any other services set forth at https://help.ica.illumina.com/; (b) any and all Software used with Illumina Connected Analytics; (c) any additional services for use with the Subject Service purchased by Customer from a quotation issued by Illumina; and (d) any and all Documentation related to the foregoing that is made available by Illumina any in any format. Illumina may make new applications, tools, features, or functions available from time to time through the Subject Service and may add new services to the definition of "Subject Service" (or "**Services**") from time to time by adding them to the URL included in such definition above. Customer understands that Illumina may update the Subject Service at any time but in doing so, incurs no obligation to furnish such updates to Customer pursuant to this Service Addendum.

b. Use. Without limiting the terms set forth in Section 1(a)-(b) of the Agreement, and subject to the terms and conditions of the Agreement and this Service Addendum, and Customer's payment of all applicable fees, during the Term, Customer may: (a) access and use the Subject Services according to the level of the subscription Customer purchases as set forth in the applicable Illumina quotation, solely in accordance with any other limitations set forth in such quotation; (b) integrate the Services with Customer's Application (defined below) that has material value independent of the Subject Services; (c) if applicable, download, install, and use any Software (as defined below) solely as permitted by the features of the Software; and (d) access the Documentation (as defined in the Agreement) internally and solely in connection with Customer's authorized use of the Subject Services. CUSTOMER ACKNOWLEDGES AND AGREES THAT THE SUBJECT SERVICE IS NOT INTENDED BY ILLUMINA, AND HAS NOT BEEN DESIGNED BY ILLUMINA, TO BE USED FOR PATIENT CARE PURPOSES, INCLUDING WITHOUT LIMITATION, USE IN DIAGNOSING OR TREATING PATIENTS. As used in this Service Addendum: "**Application**" means any web or other application that Customer creates using the Subject Services, including any source code written by Customer to be used with the Subject Services or hosted on the Subject Services; "**Software**" for purpose of this Service Addendum, means any downloadable tools, development kits, or other software provided by Illumina for use with the Subject Services, including any APIs that interface between the Subject Services and Customer's environment.

c. Free Trial. If Customer is a new customer of the Subject Service, Customer may receive limited, free trial access to the Subject Service ("**Free Trial**"), subject to the terms and conditions of this Agreement, before submitting an order for purchasing access to the Subject Service. During the Free Trial, Customer will receive certain iCredits, subject to the terms and conditions of the Agreement and this Service Addendum solely by using non-patient, de-identified Data. With respect to the Free Trial, Customer may not provide, transmit, store, analyze, or otherwise use any Personal Data (as defined in the Agreement) or PHI (as defined in the Agreement) with the Subject Services. Customer's continued use of the Subject Service following the Free Trial is subject to the terms and conditions of this Agreement. Illumina reserves the right to delete the Trial Data following the Free Trial to the extent that Customer does not purchase a paid subscription to the Subject Services within seven days following the end of the Free Trial. NOTWITHSTANDING ANYTHING TO THE CONTRARY THIS AGREEMENT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ILLUMINA DOES NOT PROVIDE ANY WARRANTY, SUPPORT OR INDEMNIFICATION, AND ILLUMINA SHALL HAVE NO LIABILITY OF ANY KIND WITH RESPECT TO THE SERVICES FOR THE FREE TRIAL.

d. Fees and Payment; Monitoring. The Subject Services leverages cloud resources to perform the operations needed for data storage and compute workloads. Subject to Customer's purchased level of access for the Subject Services, all data storage and compute for the Subject Services are charged for using Illumina's iCredits. Customer is responsible for purchasing iCredits from Illumina sufficient for Customer's data storage and analysis needs based on Customer's throughput through the Subject Services. The level of Customer's access to the Subject Services is determined by the level of access purchased or otherwise obtained by Customer. Customer acknowledges that its access to the Subject Services, including services offered through it (such as storage and

compute) made available to Customer may be limited in accordance with Customer's level of access to the Subject Services.

e. Additional Terms for Third Party Content. The Subject Services may include access to Third Party Services. It is Customer's choice to use Third Party Services. The Third Party Services may require that Data be transmitted, processed, or stored outside of the Subject Services. Third Party Services that Customer chooses to engage with are provided by third parties subject to the end user terms, warranties, and/or privacy policies provided by such third parties. By using any Third Party Services, Customer consents to the applicable third party end user terms, warranties, and/or privacy policies. Illumina does not endorse Third Party Services, and, to the extent permitted by law, Illumina is not responsible or liable for any errors or issues resulting from Customer's engagement with Third Party Services, including the accuracy, completeness, reliability, currency, or uninterrupted or error-free use of the Third Party Services. Customer acknowledges that it is responsible and liable for any use of or reliance upon Third Party Content and/or the results Customer generates. Customer agrees that the Illumina Privacy Policy does not apply to Customer's use of Third Party Services. The Subject Services may contain third party software for which Illumina is required to provide attribution ("**Third Party Components**"). Some of the Third Party Components are available under open source or free software licenses. Neither this Service Addendum nor the Agreement alters any rights or obligations Customer may have under those open source or free software licenses. As used in this Service Addendum, "**Third Party Service**" means any tool, site, application, product, or other service offered by a third party that is provided on or through the Subject Services.

f. Data. Without limiting Section 7 of the Agreement, the Subject Services may include features that enable Customer to share Data with other Subject Service users (the recipient is the "**Sharee**"). Customer is solely responsible for the decision to share Data. Customer acknowledges that once it has shared Data it is no longer under Customer control and the Sharee of that Data is free to use that shared Data. Customer agrees that it has the authority to share Data. Customer acknowledges that Illumina is not a party to any arrangement between Customer and any Sharee of Data. Customer acknowledges that Illumina has no liability arising out of Customer's sharing of Data. Illumina has no obligation to assist Customer in resolving disputes arising from Customer's sharing of Data. Unless prohibited and in accordance with Applicable Law, Illumina has the absolute right to remove or disable access to any Data on the Subject Services as needed to: (a) operate, secure, and improve the Subject Services (including without limitation for fraud prevention, risk assessment, investigation and customer support purposes); (b) ensure Customer's compliance with the Agreement, Applicable Law, or an order or requirement of a court, law enforcement or other administrative agency or governmental body; or (c) as otherwise set forth in the Agreement or this Service Addendum. If Illumina becomes aware of any Data that potentially violates the Agreement or this Service Addendum, Illumina may investigate the allegation and determine in Illumina's sole discretion whether to act, but have no liability or responsibility to Customer to do so. Customer agrees to cooperate with Illumina in good faith, as Illumina may reasonably request, in any investigation Illumina undertakes.

g. Customer Security Obligations. In using the Subject Services, Customer is responsible for establishing, monitoring, and implementing security practices to control the physical access to and use of the Subject Services and all Data therein in accordance with Customer's own security policies and procedures, and ensuring the adequacy of anti-virus software. Customer will also be responsible for installing customer-installable firmware updates and patches which may be required to address a vulnerability or security flaw. Customer will take all reasonable precautions and security measures to prevent unauthorized use of the Subject Services or Data, including the use of any encryption keys or encrypted storage, retrieval and transmission as may be available for use with the Subject Services. While Illumina uses industry standard security, no system can perfectly guard against risks of intentional or inadvertent disclosure of information. When using the Subject Services, information will be transmitted over a medium that is beyond the control of Illumina. Accordingly, Customer agrees that it assumes the risk for, and Illumina will not be liable to Customer for, any inability to access the Data, the loss or corruption of Data, or for any unauthorized use or access of the Data as a result of Customer's use of the Subject Services.

illumina®

SERVICE ADDENDUM ILLUMINA SOFTWARE SUBSCRIPTION AGREEMENT

Illumina Connected Insights (Cloud) and Illumina Connected Insights - Local

1. Subject Service Use. Without limiting the terms set forth in Sections 1(a)-(b) of the Agreement, Customer may (i) access and use the Subject Service as provided herein solely to upload, analyze, and create reports; and (ii) use the reports and analysis generated through the Subject Service ("**Results**") for Customer's Research Use. "**Research Use**" means use for Customer's internal research, specifically excluding any use that (a) requires new grants of rights or a new license to any Illumina- owned intellectual property rights, (b) is the separation, extraction, or isolation of the Processes (as defined below) or other unauthorized analysis of the Subject Service, or (c) gains access to or determines the Processes or the methods of operation of the Subject Service. Customer will undertake that Customer will use the Subject Service only in strict compliance with all applicable laws, rules and regulations in the jurisdiction in which Customer and any sample provider are located. CUSTOMER ACKNOWLEDGES AND AGREES THAT THE SUBJECT SERVICE IS NOT INTENDED BY ILLUMINA, AND HAS NOT BEEN DESIGNED BY ILLUMINA, TO BE USED FOR PATIENT CARE PURPOSES, INCLUDING WITHOUT LIMITATION, USE IN DIAGNOSING OR TREATING PATIENTS. "**Processes**" means, with respect to the Subject Service, certain confidential and proprietary processes for intuitive and intelligent annotation, filtering, or other proprietary processes.

2. Restrictions. This Software has been designed for use with the Illumina DRAGEN server when used as a local copy. Without limiting the terms set forth in Section 1(b) of the Agreement, with respect to Software, Customer agrees to install any local copies provided of such Software only on Customer's DRAGEN Server that is accessible only by Customer (and not on any public network or server), and where the DRAGEN Server is owned, leased, or otherwise substantially controlled by Customer. "**DRAGEN Server**" means a DRAGEN secondary analysis on-premise server purchased by Customer from Illumina, which includes DRAGEN secondary analysis on-premise servers included on-board an Illumina sequencing instrument.

3. Fees and Payment; Monitoring. In addition to Section 2 of the Agreement, Customer will be responsible for purchasing from Illumina a sufficient quantity of genome equivalent sample credits regarding the number of samples Customer analyzes using the Subject Service, as further set forth in the applicable quotation from Illumina. If Customer's use of the Subject Service exceeds Customer's purchased number of genome equivalent samples, then Illumina will invoice Customer's account an amount corresponding to the number of genome equivalent samples analyzed over the purchased amount, and such overage amount will not be subject to any other applicable discounts. If Customer uses all of its purchased genome equivalent sample credits through its use of the Subject Service, the Subject Service will not analyze additional samples until Customer purchases additional sample credits from Illumina.

4. Free Trial. If agreed in writing by Illumina (including if Illumina approves and issues a free trial license key if applicable) and if Customer is a new customer of the Subject Service, Customer may receive limited, free trial access to the Subject Service ("**Free Trial**"), subject to the terms and conditions of this Agreement, before submitting an order for purchasing access to the Subject Service. During the Free Trial, Customer may analyze using the Subject Service, or send to Illumina for Illumina for analysis with the Subject Service, up to ten cases' worth of de-identified samples and tumor-normal pairs ("**Trial Data**"), or up to the maximum Trial Data specified in Customer's no-fee quotation or otherwise agreed between the parties, and Customer may exercise the rights granted in Section 1(a)-(b) solely for the purpose of analyzing and creating reports using the Trial Data, and not any other Data. Customer warrants, represents, and covenants that: (a) the Trial Data will have been obtained under informed subject consent and with approval of all applicable institutional review boards and other research oversight committees for use consistent with this Agreement; (b) Customer has the right to provide the Trial Data to Illumina for use in accordance with this Agreement; and (c) all Trial Data will have been de-identified and anonymized, and will not contain, or be transmitted with, personally identifiable subject information. At any time during the Free Trial, Customer may purchase access to the Subject Service by placing an order with Illumina. Customer's continued use of the Subject Service following the Free Trial is subject to the terms and conditions of this Agreement. Illumina reserves the right to delete the Trial Data following the Free Trial to the extent that

Customer does not purchase a paid subscription to the Subject Services within seven days following the end of the Free Trial. NOTWITHSTANDING ANYTHING TO THE CONTRARY THIS AGREEMENT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ILLUMINA DOES NOT PROVIDE ANY WARRANTY, SUPPORT OR INDEMNIFICATION, AND ILLUMINA SHALL HAVE NO LIABILITY OF ANY KIND WITH RESPECT TO THE SERVICES FOR THE FREE TRIAL.

5. Additional Terms for Third Party Content. Specific terms applicable to certain Third Party Content may be included below in the Appendix to this Service Addendum, and Customer acknowledges and agrees that, notwithstanding anything to the contrary in the Agreement or any other arrangement Customer may have with Illumina, the applicable terms in the Appendix will apply to and govern with respect to Customer access and use of such Third Party Content.

6. Regulatory. The Subject Service is software that connects users with tools and external genetic databases that allow the user to upload, arrange, and visualize genetic sequencing data ("**NGS Data**"). Connection to external genetic databases also enables users to annotate genetic data and create custom reports. The information generated in those reports or otherwise displayed in the Subject Service is intended for use solely as an aid in the user's separate and independent interpretation of the NGS Data. The Subject Service is provided for Research Use only and is NOT intended as a diagnostic tool or to be used as a substitute for the professional judgment of laboratories or other healthcare professional. Customer hereby acknowledges and agrees that: (i) the Subject Service has not been approved, cleared, or licensed by any regulatory entity whether foreign or domestic for any specific intended use, including, but not limited to, as clinical decision support software; (ii) Customer will comply with applicable law, ethical guidelines promulgated by established national and international ethical bodies, and the terms of this Agreement when using or maintaining the Subject Service; and (iii) Customer is responsible for and must ensure that Customer has any regulatory approvals that are necessary for any uses of the Subject Service other than Customer's Research Use. Illumina intends that its products be used only in a lawful and ethical manner. Customer assumes the sole risk and liability if Customer chooses to use the Subject Service for any purpose outside the terms of this Agreement, including for any purpose other than the conduct of research.

7. Audit. During the Term, Customer shall, every 12 months, permit Illumina and its representatives and agents to conduct an annual audit of Customer's relevant records and computer systems in order to verify Customer's compliance with the Agreement. Such audits shall be conducted during Customer's normal working hours with reasonable advance notice at Customer's place of business and where the Subject Service licensed to Customer is, or was, located. Illumina shall pay for the cost of the audit unless Illumina reasonably determines from the audit that Customer has materially breached the Agreement (including with respect to any underpayment of owed subscription fees), in which case Customer shall pay the cost of the audit and all additional amounts owed to Illumina as determined by the audit.

illumina®

Appendix to Service Addenda for Illumina Connected Insights Products

Third Party Content – Specific Terms

The following additional terms apply to the use of certain Third Party Content included in the Subject Service.

Jackson Clinical Knowledgebase

Somatic gene variant annotations and related content have been powered by The Jackson Laboratory® Clinical Knowledgebase (JAX-CKB™).

Customer acknowledges and agrees that the Jackson Laboratory Clinical Knowledgebase, including the curated database of gene/variant annotations, therapy knowledge, diagnostic/prognostic information and clinical trials related to oncology, and all unpolished data and information developed at The Jackson Laboratory included therein (the "JAX-CKB"), is owned solely and exclusively by The Jackson Laboratory ("Jackson"), and is licensed by Illumina for use with the Subject Service. Customer may not use or exploit the JAX-CKB other than as expressly permitted under this Agreement.

Customer acknowledges and agrees that: (a) Jackson is the sole and exclusive owner of all intellectual property and other proprietary rights in and to the JAX-CKB, including but not limited to common law copyrights and other common law intellectual property rights and federal copyright registrations and other domestic or foreign intellectual property registrations, in each case regardless of whether existing, pending or granted as of or arising after the Effective Date; (b) Customer shall do nothing inconsistent with such ownership, and Customer shall not claim ownership rights in or to the JAX-CKB or any derivative, compilation, sequel or series or related work owned by or created by Jackson; (c) Jackson retains all rights in and to the JAX-CKB; and (d) nothing in this Agreement shall give Customer any right, title or interest in or to the JAX-CKB other than the right to use the JAX-CKB solely in connection with Customer's use of the Subject Service.

With respect to the JAX-CKB included in the Subject Service, Customer acknowledges and agrees to comply with the following:

a. Customer will not receive nor may Customer access indirectly any JSON files containing the JAX-CKB gene variant content.
b. Customer may not reproduce, copy, screen-scrape, adapt, modify, frame, mirror, republish, download, decompile, disassemble, or reverse engineer the JAX-CKB, create derivative works of the JAX-CKB or any portion thereof, or merge the JAX-CKB or any portion thereof into another program or data- base except in the course of using the Subject Service;
c. Customer may not resell, rent, distribute, publicly display, transmit, lease, or sublicense the JAX-CKB or access to it, including use of the JAX-CKB for timesharing, service bureau, or other similar services to third parties;
d. Customer may not circumvent or disable any security or technological features or measures in the JAX-CKB or that impact the JAX-CKB separately or as part of the Subject Service;
e. Customer may not use the JAX-CKB or the Subject Service in combination with the JAX-CKB to create or improve a similar or competing product or service or to copy any proprietary features, including proprietary functions or graphics, of the JAX-CKB, provided that each of the foregoing restrictions in (ii)-(v) are permitted to the extent necessary to use all functionality of the Subject Service (e.g. for annotating, interpreting, analyzing, and reporting on Samples);

f. For clarity, Customer's right to use the JAX-CKB does not include the right to distribute or otherwise provide the JAX-CKB to any other third party, or for any access or use outside of access and use within the Subject Service;

g. Customer's users or administrators shall not download JAX-CKB or otherwise remove JAX-CKB from the Subject Service;

h. At least twice per calendar year, Customer shall incorporate in the Subject Service the most recent JAX-CKB updates made available by Illumina; and

i. Customer may only use JAX-CKB for the annotation, interpretation, analysis, and reporting on a genomic data file from a human sample that is uploaded to or processed with the Subject Service.

Customer acknowledges and agrees that the JAX-CKB has not been approved, cleared, or licensed by the United States Food and Drug Administration or any other regulatory entity, whether foreign or domestic, for any specific intended use including research, commercial, diagnostic, or otherwise. Accordingly, Customer is solely responsible for ensuring that Customer has any and all regulatory approvals that are necessary for Customer's intended uses of the JAX-CKB.

ILLUMINA MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE JAX-CKB, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, TITLE, SECURITY, ACCURACY, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. THE FOREGOING DISCLAIMERS SHALL APPLY TO THE FULLEST EXTENT PERMITTED BY LAW, AND SHALL SURVIVE ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT OR CUSTOMER'S USE OF THE JAX-CKB.

Within 10 days following written notice by Illumina, Customer shall follow all instructions from Illumina and shall disable and remove any JAX-CKB content from the Subject Service (excluding variant annotations, interpretations, analysis and reports created by Customer using JAX-CKB in the Subject Service).

Online Mendelian Inheritance in Man®

The Subject Service may allow Customer to access data (the "**OMIM Data**") contained in the database described as Online Mendelian Inheritance in Man® or OMIM® [JHU Ref. C03746], including the databases described as MIM, GeneMap, MiniMIMs, and Clinical Synopses, including their structure, schema, annotations, documentation, and any related information (collective, the "OMIM Database"). To the extent applicable, the following additional terms and conditions shall apply with respect to the OMIM Data and the OMIM Database.

The OMIM Data is under the control of The Johns Hopkins University ("**JHU**"). Access to the OMIM Data is being provided and sublicensed to Customer pursuant to a license agreement between Illumina, Inc. and JHU (the "**JHU License**").

Customer agrees to use the OMIM Data within the Subject Service solely for its Research Use and solely in accordance with the terms of this Agreement. Customer shall not copy OMIM Data for the purpose of providing OMIM Data and derivatives thereof to any third party or grant a sublicense or other similar rights to OMIM Data or distribute any database or software containing any part of the OMIM Database or OMIM Data.

Upon termination of the JHU License, Customer's right to access and use the OMIM Data or OMIM Database pursuant to this Agreement shall be automatically terminated.

Disclaimer of Warranties. CUSTOMER AGREES THAT THE OMIM DATA AND THE OMIM DATABASE IS PROVIDED "AS IS", AND THAT JHU AND ILLUMINA MAKE NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF THE OMIM DATA OR THE OMIM DATABASE INCLUDING ITS ACCURACY OR COMMERCIAL VIABILITY, USE IN RESEARCH,

OR OTHER USES. JHU AND ILLUMINA MAKE NO REPRESENTATION THAT THEY WILL PROVIDE UPDATES OR IN ANY WAY MAINTAIN OR SUPPORT THE OMIM DATABASE. JHU AND ILLUMINA DISCLAIM ALL WARRANTIES WITH REGARD TO THE OMIM DATA AND OMIM DATABASE, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. JHU AND ILLUMINA DO NOT WARRANT THAT THE OMIM DATA OR OMIM DATABASE MAY BE USED, COPIED, OR REDISTRIBUTED WITHOUT INFRINGING THE COPYRIGHTS, PATENT RIGHTS OR PROPERTY RIGHTS OF THIRD PARTIES.

Indemnification. Customer shall defend and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, authors of the OMIM Data and the OMIM Database, agents, faculty, employees and students ("**JHU Parties**") harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any lawsuit, claim, demand or other action brought by third parties against JHU Parties as a consequence of the use or sublicensing of the OMIM Data or OMIM Database by Customer or other third parties that may otherwise gain access to the OMIM Data or OMIM Database through Customer. Use of the OMIM Data and the OMIM Database by a third party on behalf of or for the account of Customer shall be considered Customer's use of the OMIM Database for purposes of this paragraph. The obligation of Customer to defend and indemnify as set out in this paragraph shall survive the termination of the JHU Agreement. JHU's total and cumulative liability arising under or in connection with this agreement shall in no event exceed $500,000.

Use of Name. Customer shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of the authors of the OMIM Data or OMIM Database in any advertising, promotional, sales literature or fundraising documents without prior written consent from an officer of JHU. Customer shall not issue a press release or make any other public announcement regarding the OMIM Data or the OMIM Database absent JHU's written consent.

Term and Termination. Customer's rights with respect to the OMIM Data and the OMIM Database may be terminated by JHU in the event that Customer breaches any material term or obligation hereunder and fail to cure such breach within thirty (30) days of written notice thereof. In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy that JHU may have as a consequence of such failure or breach by Customer.

OncoKB™

The Subject Service may allow Customer to access data (the "**OncoKB Data**") contained in the database described as OncoKB™. The OncoKB™ precision oncology knowledge base was made available under license from Memorial Sloan Kettering Cancer Center.

illumina®

SERVICE ADDENDUM TO ILLUMINA SOFTWARE SUBSCRIPTION AGREEMENT

TruSight Oncology 500 Analysis Software (Cloud, Local, On-Instrument)

(Includes TruSight Oncology 500 Product Family: TruSight Oncology 500, TruSight Oncology 500 High Throughput, TruSight Oncology 500 ctDNA v2, DRAGEN TruSight Oncology 500 Analysis Software, and TruSight Onocology 500 HRD)

1. License Grant (for DRAGEN TruSight Oncology 500 Analysis Software only). Notwithstanding Section 1(b) of the Agreement, the Subject Service (for DRAGEN TruSight Oncology 500 Analysis Software) consists of multiple Software components for the analysis of copy number variants, small variants, tumor mutational burden, microsatellite instability, large rearrangements, and HRD (with the HRD analysis called "**PhenoHRD**").

    a. Software License Grant for non-PhenoHRD components. Subject to the terms and conditions of the Agreement, Illumina grants to Customer, under the following terms and conditions, a personal, non-exclusive, revocable, non-transferable, non-sublicensable license for its internal, end-use purposes only, in the ordinary course of Customer's business to use the Software excluding the PhenoHRD component, in executable object code form only, solely at the Licensee's facility to install and use the Software on a single computer or server accessible only by Licensee (and not on any public network or public server), where the single computer is owned, leased, or otherwise substantially controlled by Licensee, for the purpose of processing and analyzing data generated from an Illumina genetic sequencing instrument owned and operated solely by Licensee (the "**Product**") and solely with Licensee's on-premise Illumina's DRAGEN Bio-IT server.

    b. Software License Grant for PhenoHRD Component. Subject to the terms and conditions of the Agreement and Customer's purchase of the TruSight Oncology 500 HRD assay, Illumina grants to Customer, under the following terms and conditions, a personal, non-exclusive, revocable, nontransferable, non-sublicensable license for its internal, end-use purposes only, in the ordinary course of Customer's business, to use the Software's PhenoHRD component in executable object code form only, solely at Customer's facility within the Territory only, to install and use the Software's PhenoHRD component on a single computer or server accessible only by Customer (and not on any public network or public server), where the single computer is owned, leased, or otherwise substantially controlled by Licensee, for the purpose of processing and analyzing data generated from a Product and solely with Customer's on-premise Illumina's DRAGEN Bio-IT server. Customer may not directly or indirectly use the Software's PhenoHRD component, or permit others to use the Software's PhenoHRD component, outside of the Territory. For purposes of this Section, the "Territory" means worldwide, excluding Japan.

2. Restrictions. Customer may not use the Subject Service for any purpose except in accordance with performing secondary analysis from data obtained from its purchased TruSight Oncology 500 assay, using the TruSight Oncology 500 analysis package purchased or otherwise obtained by Customer, and not with any other hardware, software, or other packages or subscriptions for performing secondary analysis. Customer will not allow, at any time, including during and after the term of the license, the Subject Service or any portions or copies thereof in any form to become available to any third parties. Customer may use this Subject Service solely with genomic data that is generated using the Product; Customer may not use this Subject Service with any data generated from other products or instruments.

3. Fees and Payment; Monitoring. Notwithstanding Section 2 of the Agreement, provided Customer has purchased one or more TruSight Oncology 500 kits from Illumina, Customer will not have pay additional subscription fees for the Subject Service; however, Customer will be responsible for any storage and compute fees that may be applicable based on Illumina's other products like Illumina Connected Analytics.

4. Term of License. The Agreement with respect to this Subject Service will be in effect from the time Customer expressly accepts the terms and conditions of this Service Addendum, or otherwise installs the Software, thereby accepting the terms and conditions contained herein, and shall remain in effect until terminated. Customer agrees upon termination of this Agreement for any reason to immediately discontinue use of and un-install the Software and destroy all copies of the Software in its possession and/or under its control, and return or destroy, at Illumina's

option, any compact disks, floppy disks or other media provided by Illumina storing the Software thereon (together with any authorized copies thereof), as well as any documentation associated therewith.

5. Research Use Only. The Subject Service is labeled with a For Research Use Only or similar labeling statement and the performance characteristics of the Subject Service have not been established and the Subject Service is not for use in diagnostic procedures. Customer acknowledges that (a) the Subject Service has not been approved, cleared, or licensed by the United States Food and Drug Administration or any other regulatory entity whether foreign or domestic for any specific intended use, whether research, commercial, diagnostic, or otherwise, and (b) Customer must ensure it has any regulatory approvals that are necessary for Customer's intended uses of the Subject Service. Customer further agrees to comply with all applicable laws and regulations when using and maintaining the Subject Service.

illumina

Illumina Australia Pty Ltd
535 Elizabeth Street,Level 3
Melbourne VIC 3000
Australia
ABN 97 130 775 932
Hereinafter referred to as "Illumina"

CUSTOMER INFORMATION

Company Name	GenEmbryomics Pty Ltd 110 Jamieson Way Point Cook, Victoria, Australia 3030
Account Number	4000056096
Contact	Nick Murphy 0415261760 nick@genembryomics.com
Billing Entity	GenEmbryomics Pty Ltd
Ship To	GenEmbryomics Pty Ltd 110 Jamieson Way Point Cook , Victoria , Australia
Ultimate Consignee	GenEmbryomics Pty Ltd Australia

HOW TO ORDER

Purchase this quotation on MyIllumina
(https://my.illumina.com/order-management/quotes/4602030)
Simply find the quote in your list or enter the quote number in the quote field and add to cart

Unable to complete this transaction? Provide your purchase order and a copy of the quotation to Customer Care at
customercare@illumina.com
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All others: +65.6773.0188 (Tel) / +65.6744.0388 (Fax)

Need to register? Create an account at my.illumina.com/welcome

Illumina Representative:

Suzie Lee
slee8@illumina.com

PRODUCT AND PRICING

Catalog Number	Item Description	List Price (AUD)	Discount	Discounted Price (AUD)	Units	Term (Years)	Subtotal (AUD)
20073779	**Emedgene - Custom Clinical Reporting (Annual)** * Custom reporting for up to 5 templates, including technical support **Contract Term:** 12.00 months **Billing Frequency:** In-Full Advance Invoicing **Contract Start Date:** April 21, 2024 **Contract End Date:** April 20, 2025	10,725.00	1,072.50 (10.00%)	9,652.50	1	1.00	9,652.50
Subtotal							9,652.50
Tax							965.25
Final Investment (AUD)							10,617.75

Inco Terms: DPU: Delivered at Place Unloaded
Payment Terms: Credit Card

SHIP SCHEDULE POLICY

In cases where this Quotation does not include a pre-defined ship schedule, the following ship hold terms shall apply:

- All orders requiring more than one delivery should have a defined ship schedule indicating quantity, product catalog numbers and shipment dates. Delay in providing a Ship Schedule may result in additional processing time.
- First ship date must be no later than three months from order placement date.
- The entire order must be shipped complete within 6 months of order placement, unless outlined by contract provisions.
- Amendments to the Ship Schedule should be requested at least 14 days prior to the scheduled shipment date. Note that country specific terms will take governance.
- Illumina may be able to accommodate requests for ship schedule modifications due to unforeseen circumstances to support our customers. Confirmation will be subject to approval and may impact lead time for delivery.
- Any exceptions to the Ship Schedule terms must be agreed to in writing by Illumina.
- If Customer cannot take shipment in accordance with these terms, Illumina reserves the right to cancel the order in its entirety or impose a fee for cancellation or shipment deferral.
- Illumina reserves the right to amend the lead time necessary to initiate the first shipment (which may be longer than the lead time quoted at the time of order placement).

Illumina does not supply plastics such as microplates or pipette tips for use in the listed assays and these are not included in the consumables pricing provided; however, as a result of the highly multiplexed nature of all assays, plastics alone contribute minimally to the final cost.

Terms & Conditions

The offer contained in this document is automatically revoked by Illumina if not executed by Customer and a purchase order received by Illumina before 5:00 pm (based on the location of the Illumina quoting entity) on the expiration date shown on page 1 of this Quotation. This Quotation and acceptance of the purchase order are also contingent upon successful completion of reviews by Illumina's Global Trade Compliance and Regulatory Affairs including, but not limited to, reviews of applicable medical device requirements, import and export controls, and economic sanctions laws and regulations. Illumina reserves the right to revoke the offer contained in this quotation or to cancel the order based on such reviews.

By this Quotation, Illumina conditionally offers to Customer the Illumina products and/or services described above subject to successful resolution of the mandatory screening process conducted by Illumina's Global Trade Compliance and Regulatory Affairs teams. The Customer agrees to not export/re-export/transfer (including in-country transfer) any Illumina products and/or services to or grant access (including, without limitation, cloud access or access to software, technology, or know-how), to any of the following:

- Entities or nationals of sanctioned countries or regions pursuant to applicable global export control regulations, export licensing of commodities or services intended for these countries is presumed denied. Re-export to these countries is prohibited; Customer may not proceed with any proposed transaction if it knows or has reason to know it would be contrary to applicable U.S. laws or regulations or the laws or regulations of other applicable countries or jurisdictions.
- Entities listed on any government denied party/person list across the globe.
- Any entities Customer knows or has reason to know are involved in designing, developing, manufacturing, or producing nuclear technology or nuclear, biological, or chemical weapons of mass destruction.

Please note that cloud access and/or download of software, technology, and/or know-how from these countries or regions is considered an export under U.S. export and applicable economic sanctions laws and regulations and is therefore prohibited.

Customer agrees to provide to Illumina a purchase order for all of the items listed in this Quotation prior to its expiration date with final details regarding the Customer company name, billing entity, ship-to, and ultimate consignee addresses, including specific contacts, building numbers, and e-mail information as these cannot be changed once the order is entered into Illumina's ERP system. The purchase order must reference this Quotation and match the purchase amount stated.

Illumina's terms and conditions listed below or otherwise included with the product or service, as applicable to the specific product or service quoted ("Terms and Conditions"), is the sole and exclusive agreement between Customer and Illumina with respect to the particular product or service.

For the avoidance of doubt, any terms and conditions applicable to "Test Specific Products" that have a specific intended use in such products' documentation, as set forth in such terms and conditions, are applicable only to in vitro diagnostic products.

Additionally, notwithstanding the Illumina entity that is listed on the cover page of this Quotation, the parties understand and agree that in the event an Illumina affiliate provides products or services to Customer, such Illumina affiliate is the relevant quoting and contracting entity for such products or services under this Quotation and the relevant Terms and Conditions.

By submitting an order, Customer accepts and agrees that the Terms and Conditions referenced in this Quotation is the sole and exclusive agreement between Customer and Illumina with respect to the products and/or services as described above and accepts all other terms of this quotation. NOTWITHSTANDING THE FOREGOING, IF ILLUMINA AND CUSTOMER HAVE ENTERED INTO A VALID AND ENFORCEABLE SIGNED AGREEMENT GOVERNING THE ILLUMINA PRODUCTS AND/OR SERVICES DESCRIBED ABOVE, THE ORDER OF PRECEDENCE BETWEEN THE AGREEMENT AND THE TERMS AND CONDITIONS SHALL BE AS FOLLOWS: IN THE EVENT OF A CONFLICT BETWEEN THE TERMS OF THE AGREEMENT AND THE TERMS AND CONDITIONS, OR IF THE AGREEMENT INCLUDES ADDITIONAL TERMS NOT ADDRESSED IN THE TERMS AND CONDITIONS, THE AGREEMENT SHALL GOVERN WITH RESPECT TO SUCH TERMS.

https://sapac.illumina.com/company/legal/terms-and-conditions.html